UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2014

SPANISH BROADCASTING SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27823	13-3827791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7007 N.W. 77th Avenue, Miami, Florida	33166
(Address of principal executive offices)	(Zip Code)

(305) 441-6901

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 5, 2014, Spanish Broadcasting System, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Raul Alarcon, its Chairman of the Board, Chief Executive Officer and President. The Employment Agreement replaces and supersedes an employment agreement between the Company and Mr. Alarcon that was entered into on October 25, 1999.

Under the Employment Agreement, Mr. Alarcon shall continue to serve as Chairman of the Board, Chief Executive Officer and President. The Employment Agreement is deemed to be effective as of May 1, 2014 and continues through December 31, 2018. The Employment Agreement automatically renews for one successive three-year term until December 31, 2021 unless either party notifies the other that it will not renew the Employment Agreement. After December 31, 2021, the Employment Agreement automatically renews for successive one-year terms unless sooner terminated pursuant to the terms of the Employment Agreement.

Under the Employment Agreement, Mr. Alarcon is entitled to receive an annual base salary of $1,750,000. Mr. Alarcon can also earn an annual performance bonus of up to $750,000 based on the Company’s achieving a certain level of EBITDA and a discretionary bonus as determined by the Compensation Committee of the Board of Directors of the Company. The Employment Agreement also provides for a Retention Bonus equal to $1,616,668, payable $216,668 upon execution of the Employment Agreement and $50,000 per month for 28 months. Mr. Alarcon is also entitled to participate in all employee benefit plans and arrangements of the Company, including without limitation, all life, group insurance and health insurance plans and all disability, retirement, stock option and other employee benefit plans of the Company.

Mr. Alarcon is also entitled to the use of one automobile and the services of a driver at the expense of the Company and reimbursement from the Company for insurance, maintenance and fuel expenses related thereto. Mr. Alarcon is also entitled to life insurance and reimbursement for personal tax and accounting services and certain legal expenses.

Mr. Alarcon’s employment under the Employment Agreement shall terminate: (a) for Cause or (b) by reason of Mr. Alarcon’s death or disability. If Mr. Alarcon’s employment is terminated for Cause, the Company will pay his accrued base salary and all other benefits accrued through the date of termination. If Mr. Alarcon’s employment is terminated due to his death or disability, the Company will pay his accrued base salary and all other benefits accrued through the date of termination and all non-vested options immediately vest.

Under the terms of the Employment Agreement, Mr. Alarcon has agreed not to disclose any confidential information concerning the Company’s business. In addition, Mr. Alarcon has agreed not to solicit or to interfere with the Company’s relationship with any of the Company’s employees or independent contractors or to interfere with the Company’s relationship with any person or entity with which the Company had any contractual or business relationship until 12 months following termination of his employment. Furthermore, Mr. Alarcon has entered into a noncompetition agreement pursuant to which he has agreed not to provide competing services until 12 months following termination of his employment.

The description of the amended and restated employment agreement set forth above is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information contained in Item 1.01 above regarding the Employment Agreement is hereby incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated June 5, 2014, by and between the Company and Raul Alarcon.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANISH BROADCASTING SYSTEM, INC.
(Registrant)

June 11, 2014	By:	/s/ Joseph A. García
Joseph A. García
Chief Financial Officer, Chief Administrative Officer, Senior Executive Vice President and Secretary

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement, dated June 5, 2014, by and between the Company and Raul Alarcon.